Exhibit 99.1

September 2, 2008

Investor Contact:
Stephen C. Hathaway
Chief Financial Officer
608.824.2800
shathaway@tomotherapy.com
Media Contact:
Patty Kitowski
Marketing Communications Manager
608.824.2820
pkitowski@tomotherapy.com

FOR IMMEDIATE RELEASE
TomoTherapy Appoints Roy Tanaka to Its Board of Directors
MADISON, Wis. — September 2, 2008 — TomoTherapy Incorporated (NASDAQ: TOMO), maker of the TomoTherapy® Hi ·Art® treatment system for advanced radiation therapy, announced today the appointment of Roy T. Tanaka to its board of directors. Tanaka, 60, brings to the TomoTherapy board 27 years of operational leadership experience, including global market expansion. He is newly retired from Biosense Webster, Inc., a Johnson & Johnson company, where he most recently served as worldwide president.
“We welcome Roy to our board and look forward to tapping into his experience leading a game-changing medical device company,” said Fred Robertson, TomoTherapy CEO. “Roy also brings varied skills and knowledge from numerous leadership positions in operations and engineering. His experience will be a great addition to our already robust board.”
Tanaka joined Johnson & Johnson in 1997 as the U.S. president of Biosense Webster, Inc. before being named to the position of worldwide president. From 1992 to 1997, he served in a variety of senior management positions at Sorin Biomedical Inc., including president and chief executive officer. From 1989 to 1992, Tanaka served in vice president roles with Shiley, a division of Pfizer Incorporated. Tanaka received a bachelor of science degree in mechanical engineering from Purdue University and an MBA from Illinois Benedictine College.
Regarding his appointment, Tanaka said, “TomoTherapy is a proven technology leader in the field of image-guided radiotherapy for cancer patients. I am excited to join the board and work with the management team to expand our global presence.”
Tanaka replaces John P. Neis who retired from the TomoTherapy board effective August 31, 2008. Neis is the co-founder and managing director of Venture Investors LLC, which participated in several rounds of venture capital financing for TomoTherapy.
Said Robertson, “We say goodbye to John with deep appreciation for his years of dedication to TomoTherapy and our mission. He was with us as we moved from concept to manufacturing to a publicly held company. We know other companies will benefit from his counsel going forward.”
Neis served on the TomoTherapy audit, compensation, and nominating and governance committees. On September 1, 2008, Tanaka was appointed to the audit committee. Current board member Frances Taylor is now serving on the nominating and governance committee while John Greisch joins the compensation committee.
About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, markets and sells the TomoTherapy® Hi ·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company’s stock is traded on the NASDAQ Global Select Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.
©2008 TomoTherapy Incorporated. All rights reserved. TomoTherapy, CTrue, the TomoTherapy logo and Hi ·Art are among trademarks, service marks or registered trademarks of TomoTherapy Incorporated.
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